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                                                                  Exhibit 23.2


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Transmeta Corporation for the registration of common stock, preferred stock, debt securities and warrants with the maximum aggregate offering price of $100,000,000 and to the incorporation by reference therein of our report dated January 13, 2003, except for Note 15, as to which the date is March 25, 2003, with respect to the consolidated financial statements of Transmeta Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

San Jose, California
July 16, 2003